TIANYIN PHARMACEUTICAL APPOINTS 3NEW INDEPENDENT BOARD MEMBERS

Additions bring experience and expertise in the Chinese Pharmaceutical Industry, International Business Operations and Finance

CHENGDU, China, March 4, 2008 /Xinhua-PRNewswire-FirstCall/ -- Tianyin Pharmaceutical, Co., Inc., (OTC Bulletin Board: VSCO - News), a manufacturer and supplier of modernized traditional Chinese medicine (“TCM”) based in Chengdu, China, today announced three new independent board members: Professor Zunjian Zhang, Ph.D., Professor Jianping Hou, Ph.D. and Mr. James T. McCubbin, who will serve along with Dr. Guoqing Jiang and Mr. Stewart ShiangLor.

Dr. Guoqing Jiang, MD, the CEO, will serve as Chairman of the Board. He led the group that purchased Tianyin Pharmaceutical in 2003 which, under his leadership, has become a leading traditional Chinese medicine manufacturer and supplier in China. Prior to this, Dr. Jiang served as CEO at Kelun Pharmaceutical Group from December 1996 to July 2003, where he built the company from inception to become one of the leading producers of intravenous solution products and distributor of traditional Chinese medicine products and pharmaceuticals.   Currently, Kelun is the world’s largest producer of intravenous solution products and one of China’s leading distributors of pharmaceutical and traditional Chinese medicine products with revenues in excess of US$700 million annually and has over 7,000 employees.

Mr. Lor leverages over 20 years of experience in diverse disciplines, including corporate management, manufacturing and operations, international trade, corporate finance and investment, financial consulting, information technology as well as sales and marketing. He co-founded Lorons International Corporation, Powerbridge Technology Co., Ltd. and Cmark Capital Co., Ltd. and served in various senior management positions at several international and China based companies.

Professor Zunjian Zhang, Ph.D. is currently a graduate school faculty advisor at China Pharmaceutical University. He is Executive Director at the Center for Instrument Analysis and in charge of the National Key Laboratory of Drug Quality Control and Pharmacovigilance of Ministry of Education at the university. In addition, he is a member of the Chinese Pharmacopoeia Commission and a SFDA expert review committee member for new drugs and health food products.  He is also an expert review panel member at the National Center for Drug Pricing Evaluation and the SFDA, Jiangsu Province. Additionally, Professor Zhang serves as an editor for the Journal of China Pharmaceutical University and Journal of Chinese Traditional and Herbal Drugs. He is a principal investigator in many national research projects and has published over 100 peer-reviewed research papers in prestigious journals both in the PRC and internationally.

Professor Jianping Hou, Ph.D. is currently a graduate school faculty advisor at Shaanxi University of Traditional Chinese Medicine. He has published dozens of peer-reviewed research papers and participated in compiling and editing a number of college textbooks regarding traditional Chinese medicine. Professor Hou is a principal investigator in more than 10 national research projects and has received the scientific achievement award from the State Administration of Traditional Chinese Medicine. Additionally, Professor Hou is a SFDA expert review committee member for new drugs and health food products and an Executive Director at Shaanxi Pharmacological Society and the Clinical Pharmacology Committee of Shaanxi Pharmaceutical Association. Previously, Professor Hou served various senior management positions at Sizhuang Research Institute of Nutriceutics, Xikang Pharmaceutical Co., Ltd. and Sizhuang Pharmaceutical Co., Ltd. He leverages a strong education background, which includes his Bachelor of Pharmacy and Master’s degree in Pharmacology of Traditional Chinese Medicine from Shaanxi University of Traditional Chinese Medicine. He earned his Ph.D. degree in Pharmacology of Traditional Chinese Medicine from Beijing University.  Professor Hou also completed an EMBA training program for top pharmaceutical executives at Beijing University.

Mr. James T. McCubbin will serve as the Company’s Audit Committee Chairman. Mr. McCubbin currently holds the positions of Vice President, Chief Financial Officer, and Director at WidePoint Corporation (AMEX:WYY). Previously, he held various senior financial management positions with several companies in the financial and government sectors. Mr. McCubbin is also a director and chairman of the audit committee for Red Mile Entertainment, Inc., a developer, publisher, and licensor of interactive entertainment software.

Dr. Guoqing Jiang, Chief Executive Officer of Tianyin, welcomed the new independent board members, which were appointed by unanimous consent. "These board members add experience and expertise in many facets which will be essential to helping our company to stay focused, attaining our stated growth objectives, while ensuring strict financial controls and oversight is adequately in place. Additionally, the intercultural skill set which several members possess will be important as we further our relationship with the US capital markets and our new institutional investors. These additions also create a truly independent board which will enable us to pursue a listing on a major exchange.”

About Tianyin Pharmaceuticals

Tianyin is a manufacturer and supplier of modernized Traditional Chinese Medicine ("TCM") in China. It was established in 1994 and acquired by the current management team in August 2003. It has a comprehensive product portfolio of 34 modernized TCMs in the market, 22 of which are listed in the highly selective National Medicine Catalog of the National Medical Insurance Program. Tianyin owns and operates two GMP manufacturing facilities and an R&D platform supported by leading Chinese academic institutions. The Company has a pipeline of 51 pharmaceutical products pending approval. Tianyin has an extensive nationwide distribution network throughout China with a sales force of 523 salespeople. Tianyin is headquartered in Chengdu, Sichuan Province with two manufacturing facilities and a total of 869 employees. Tianyin achieved revenue of $20.4 million and net income of $3.95 million in FY2007 ending June 30, 2007.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contacts:

For the Company:

Allen Tang, Ph.D., MBA, Assistant to the CEO

China 15821225642

Allen.y.tang@gmail.com

Investors:

HC International

Alan Sheinwald

US (914) 669-0222

Alan.sheinwald@hcinternational.net

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